UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2024

HOOKER FURNISHINGS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-2133
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HOFT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2024, Hooker Furnishings Corporation (the "Company"), announced the retirement of Paul A. Huckfeldt, Chief Financial Officer and Senior Vice President-Finance and Accounting, effective February 2, 2025, the last day of the Company's 2025 fiscal year. Mr. Huckfeldt, 67, joined Hooker in 2004 and has been Chief Financial Officer since January 2011.

Also on December 9, 2024, the Company announced that effective upon Mr. Huckfeldt’s retirement, on February 3, 2025, the Company’s Board of Directors (“Board”) would be expanded from seven to eight directors and that Mr. Huckfeldt is elected to the Company’s Board as of such date.

“We thank Paul for his 20 plus years of service to Hooker Furnishings, including his 14 years as Chief Financial Officer,” said Jeremy Hoff, Chief Executive Officer. “Paul was instrumental in guiding Hooker through its recent strategic acquisitions and the 2020 COVID crisis and aftermath. He exemplifies so many aspects of Hooker’s culture including an incredible work ethic and a strong servant-leadership mentality. We wish him the best as he transitions to a well-deserved retirement and look forward to his strong and immediate contributions as a member of Hooker’s Board,” he concluded.

“The Board believes it will be extremely beneficial for the Company and its shareholders to have Paul’s continued involvement at the company in this new and different capacity,” said W. Christopher Beeler, Jr., Board Chair. “In making this decision, the Board carefully considered the regulatory limitations that apply to a non-independent director and considered Board succession planning needs. Consequently, the Board concluded that Paul's 14 years of experience as Chief Financial Officer, his familiarity with Hooker’s strategy, operations, board deliberations and personnel, along with relationships with our major shareholders and the investment community, will enable him to make important and immediate contributions as a Board member. We greatly value Paul's input and insights and look forward to his significant contributions," he concluded.

Mr. Huckfeldt will receive a $22,917 retainer and $29,167 restricted stock grant as compensation for his services on the Board, which represents a pro-rated portion of the standard annual compensation paid to the Company's non-employee directors. He will not serve on any Board committees and, consequently, will not receive compensation for Board service on those committees.

Also on December 9, 2024, the Company announced that C. Earl Armstrong III, 53, will become the Company’s Chief Financial Officer, effective upon Mr. Huckfeldt's retirement, and in such role, he will serve as the Company’s principal financial officer and principal accounting officer. Mr. Armstrong has served as Senior Vice President - Finance & Corporate Secretary since April 2024. Mr. Armstrong joined Hooker in 2009 as the Company’s Manager of Financial Reporting. He served as Director of Accounting from January 2013 to January 2016, Corporate Controller from February 2017 to June 2019 and Corporate Controller and Secretary from June 2019 through April 2024. In February 2021, he added the position of Chief Financial Officer of the Company's Home Meridian segment and had direct management oversight of its SLH hospitality division from November 2021 to December 2023 where he was instrumental in the Company’s efforts to guide those businesses to a sustainable path to profitability as demand normalizes in the home furnishings industry. He has undergraduate and graduate degrees in Accounting from the University of North Carolina at Greensboro and is a Certified Public Accountant licensed in the state of North Carolina with over 20 years of accounting experience, including with two other publicly traded home furnishings companies. Mr. Armstrong began his accounting career in the assurance practice of PricewaterhouseCoopers LLP. As of the date of this report, no compensation determinations have been made related to the appointment of Mr. Armstrong discussed above.

“Earl is a vital member of our management team,” remarked Jeremy Hoff, CEO. “He is an exceptional leader and cultural fit with a tremendous work ethic who is very capable and respected throughout the organization. He is ready to take on this responsibility and we are confident in him and excited to have him serve in this role,” Hoff concluded.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNISHINGS CORPORATION By: /s/ Jeremy R. Hoff Jeremy R. Hoff Chief Executive Officer and Director

Date: December 10, 2024